EXHIBIT 99.1

Biostage Reports 2017 First Quarter Financial Results and Provides Business Update

•	First quarter marked by operational improvements, clinical readiness and greater scientific validation

•	Company remains on track to file IND with FDA for esophageal implant program in Q3 2017

•	Management Team to host conference call with live audio webcast today, May 11th at 9:00 AM ET

Holliston, MA, May 11, 2017 – Biostage Inc., (Nasdaq: BSTG), (“Biostage” or the “Company”), a biotechnology company developing bioengineered organ implants to treat cancers and other life-threatening conditions of the esophagus, bronchus and trachea, today announced financial results for the quarter ended March 31, 2017.

The Company also provided an update to its corporate and clinical progress and reviewed its expected near-term milestones. As previously announced, Biostage management will host a business update conference call and live webcast, with accompanying presentation slides, for investors, analysts and other interested parties today at 9:00 AM ET (details below).

Jim McGorry, CEO of Biostage, stated, “Coming into this year, our focus was on continuing to build out our operating requirements to transition to a clinical stage company; to provide greater scientific validation of our technology via publication; to attract additional clinician and hospital collaborations; and to file in the third quarter an Investigational New Drug (“IND”) application for our esophageal organ implant product candidate to provide an alternative treatment. In this regard, we had a very productive first quarter and I am pleased with our progress.”

Mr. McGorry continued, “Many of our first quarter activities were internally focused, in that we devoted much attention to building on the foundation of regulatory, quality and manufacturing processes, as well as designing and implementing the required preclinical studies to advance toward the IND. We made good progress on those fronts. More recently, we have advanced our outwardly focused objectives by attending and presenting data on our technology at a number of scientific and medical conferences, for which we have received very positive reactions. As this year progresses, we plan to present further data on our science, continue to expand our Scientific Advisory Board and enter into collaborations with additional hospitals.”

Recent Corporate, Development and Regulatory Highlights

•	Welcomed Stephen F. Badylak DVM, PhD, MD, a preeminent Key Opinion Leader at the forefront of a paradigm shift in treatments in the regenerative medicine space, as Co-Chairman of Biostage’s Scientific Advisory Board;

•	Presented positive preclinical data of Cellspan Esophageal Implant at the Society for Biomaterials 2017 Annual Meeting and Exposition;

•	Provided an update on the Company’s progress at the American Academy of Thoracic Surgery (AATS) Centennial meeting and participated in additional key investor and scientific meetings;

•	Successfully completed an $8.0 million public offering, with $6.8 million net proceeds; additionally, warrants issued in the offering have the potential to net an incremental $7.8 million in the future, if fully exercised; and

•	Advanced collaborative preclinical studies with Connecticut Children’s Medical Center for pediatric esophageal atresia.

Cellspan Esophageal Organ Implant Program Overview

The Company’s Cellspan™ Esophageal Implant has previously been granted Orphan Drug Designation by the U.S. Food and Drug Administration (“FDA”) to restore the structure and function of the esophagus subsequent to esophageal damage due to cancer, injury or congenital abnormalities. The Company’s Cellspan Esophageal Implants are aimed to solve the clinical and surgical issue of reconstructing a functional esophagus following an esophageal resection. During the first quarter, Biostage was able to demonstrate material operational improvements and manufacturing developments from the cells, to the scaffold and the process. With its continued progress, Biostage believes it is efficiently building a technology that meets the requirements of a clinical and commercial organization.

The Company’s technology of a proprietary biocompatible organ scaffold seeded with the patient’s own stem cells has continued to show consistent esophageal regeneration results in its preclinical studies.

In addition to developing its Cellspan esophageal implant product candidate for use in adults with esophageal cancer, the Company is evaluating its Cellspan esophageal implant for use to treat pediatric esophageal atresia (“EA”). EA is a rare birth defect in which a baby is born with a gap between the upper and lower esophagus, which effects about 1 in 2,500 babies in the U.S. Biostage remains extremely encouraged with its EA co-development efforts with Connecticut Children’s Medical Center.

Successful development of the Company’s Cellframe™ technology in EA opens the opportunity for a pediatric voucher. Under Section 529 to the Federal Food, Drug, and Cosmetic Act (FD&C Act), the FDA will award priority review vouchers to sponsors of rare pediatric disease product applications that meet certain criteria. Under this program, a sponsor who receives an approval for a drug or biologic for a "rare pediatric disease" may qualify for a voucher that can be redeemed to receive a priority review of a subsequent marketing application for a different product.

Saverio La Francesca, MD, Biostage’s President and Chief Medical Officer, commented, “We are excited as we continue to advance our Cellspan esophageal implant program forward to potentially provide a better surgical solution for patients in need of esophageal replacement. We believe the progress made in the first quarter has kept us on track to meet our goal of filing an IND in the third quarter of this year.”

Summary of Financial Results

For the three months ended March 31, 2017, the Company reported a net loss of approximately $3.8 million, or a net loss per diluted share of $0.14, compared to a net loss of approximately $2.5 million, or a net loss per diluted share of $0.18 for the three months ended March 31, 2016. The year-over-year increase was attributable to an $0.8 million non-cash expense from the fair value of warrants, $0.7 million in additional research and development costs, partially offset by a $0.1 million decrease in selling general and administrative expenses.

Research and development expense increased $0.7 million, to $2.1 million for the three months ended March 31, 2017 compared to $1.4 million for the three months ended March 31, 2016. The increase was primarily due to an additional $0.3 million in compensation expense, which reflected increased headcount to support greater activities, and increases of $0.3 million of outsourced research and consulting costs and $0.1 million of costs associated with scientific conferences and related travel.

Selling, general and administrative expense decreased $0.1 million, to $1.0 million for the three months ended March 31, 2017 compared to $1.1 million for the three months ended March 31, 2016. The $0.1 million decrease was due to a decrease in stock-based compensation primarily due to options previously issued becoming fully vested during 2016.

On February 10, 2017, the Company completed a public offering of 20,000,000 shares of common stock at a purchase price of $0.40 per share and the issuance of warrants to purchase 20,000,000 shares of common stock at an exercise price of $0.40 per warrant for gross proceeds of $8.0 million and net proceeds of $6.8 million. Additionally, Biostage issued warrants to purchase 1,000,000 shares of common stock to the placement agent for the offering at an exercise price of $0.50 per warrant. The current stock price is below the warrants’ exercise prices. However, if in the future, the common stock’s market price were to increase and market conditions were such that all of the above-mentioned 21,000,000 warrants were to be exercised, then such exercises would provide approximately $7.8 million of cash proceeds to the Company, net of issuance costs.

The Company ended the quarter with approximately $6.6 million of cash. Based on management's current projections, it believes it has sufficient cash on hand to fund operations through the third quarter of 2017.

Conference Call and Webcast Details:

Please click here to access the link to the webcast and slides available for download.

Date and Time:	Today, Thursday, May 11 at 9:00 am ET
Call Dial In #:	877-407-8293 U.S. or 201-689-8349 Int'l
Live webcast/replay:	public.viavid.com/index.php?id=124312
Telephone replay:	877-660-6853 U.S. or 201-612-7415 Int’l
Access ID #: 13661700

About Biostage

Biostage is a biotechnology company developing bioengineered organ implants based on the Company’s new Cellframe™ technology which combines a proprietary biocompatible scaffold with a patient’s own stem cells to create Cellspan organ implants. Cellspan implants are being developed to treat life-threatening conditions of the esophagus, bronchus or trachea with the hope of dramatically improving the treatment paradigm for patients. Based on its preclinical data, Biostage has selected life-threatening conditions of the esophagus as the initial clinical application of its technology.

Cellspan implants are currently being advanced and tested in collaborative preclinical studies. Preclinical, large-animal safety studies, conducted in compliance with the FDA Good Laboratory Practice (“GLP”) regulations, for the Company’s Cellspan Esophageal Implant product candidate are ongoing, in support of Biostage’s goal of filing an Investigational New Drug application (“IND”) with the U.S. FDA in the third quarter of 2017. Upon IND approval, the Company plans to initiate its first-in-human clinical trials for its esophageal implant product candidate by the end of 2017.

For more information, please visit www.biostage.com and connect with the Company on Twitter and LinkedIn.

Forward-Looking Statements:

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to the development expectations and regulatory approval of any of our products, including those utilizing our Cellframe technology, by the U.S. Food and Drug Administration, the European Medicines Agency or otherwise, which expectations or approvals may not be achieved or obtained on a timely basis or at all; or success with respect to any collaborations, clinical trials and other development and commercialization efforts of our products, including those utilizing our Cellframe technology, which such success may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, our ability to obtain and maintain regulatory approval for our products; plus other factors described under the heading "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 or described in our other public filings. Our results may also be affected by factors of which we are not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Biostage expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Investor Relations Contacts:
Tom McNaughton	Jenene Thomas
Chief Financial Officer	Jenene Thomas Communications LLC
774-233-7321	(908) 938-1475
tmcnaughton@biostage.com	jtc@jenenethomascommunications.com

Media Contacts:
David Schull or Maggie Beller
Russo Partners LLC
212-845-4271 or 646-942-5631
Email: Maggie.beller@russopartnersllc.com

BIOSTAGE, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share data)

	March 31, 2017	December 31, 2016
Assets
Current Assets:
Cash	$6,582	$2,941
Accounts receivable	37	42
Prepaid expenses	249	291
Other current assets	36	212

Total current assets	6,904	3,486
Property, plant and equipment, net	1,049	1,065

Total assets	$7,953	$4,551

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$713	$962
Accrued and other current liabilities	917	1,210
Warrant liabilities	4,800	605

Total current liabilities	6,430	2,777

Total liabilities	$6,430	$2,777

Stockholders’ equity:
Undesignated Preferred stock, $0.01 par value; 1,000,000 shares authorized; none issued and outstanding	-	-
Series B convertible preferred stock, $0.01 par value; 1,000,000 shares authorized; 695,857 shares issued and none outstanding	-	-
Common stock, $0.01 par value; 60,000,000 shares authorized and 37,116,570 and 17,108,968 shares issued and outstanding, respectively	371	171
Additional paid-in capital	41,311	37,921
Accumulated deficit	(40,159)	(36,318)

Total stockholders’ equity	1,523	1,774

Total liabilities and stockholders’ equity	$7,953	$4,551

BIOSTAGE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2017	2016
Revenues	$-	$-

Operating expenses:
Research and development	2,069	1,378
Selling, general and administrative	979	1,094

Total operating expenses	3,048	2,472

Operating loss	(3,048)	(2,472)
Other income (expense):
Change in fair value of warrant liability, including issuance costs	(793)	-
Other expense, net	(793)	-

Loss before income taxes	(3,841)	(2,472)
Income taxes	-	-

Net loss and comprehensive loss	$(3,841)	$(2,472)

Basic and diluted net loss per share	$(0.14)	$(0.18)

Weighted-average common shares, basic and diluted	27,113	14,108

BIOSTAGE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities
Net loss	$(3,841)	$(2,472)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Share-based compensation expense	191	347
Depreciation	121	111
Change in fair value of warrants including issuance costs	793	-
Changes in operating assets and liabilities:
Accounts receivable	5	3
Inventories	-	(4)
Prepaid expenses	42	(155)
Other assets	176	-
Accounts payable	(249)	(137)
Accrued and other current liabilities	(293)	(173)

Net cash used in operating activities	(3,055)	(2,480)

Cash flows from investing activities
Additions to property and equipment	(105)	(128)

Net cash used in investing activities	(105)	(128)

Cash flows from financing activities
Proceeds from issuance of common stock and warrants to purchase common stock, net	6,801	-

Net cash provided by financing activities	6,801	-

Net increase (decrease) in cash	3,641	(2,608)
Cash at beginning of period	2,941	7,456
Cash at end of period	$6,582	$4,848